Exhibit 99.1

Xylem Inc.
1 International Drive, Rye Brook N.Y. 10573
Tel +1.914.323.5700

NEWS RELEASE

Contacts:     Media
Houston Spencer
+1 (914) 240-3046
Houston.Spencer@xyleminc.com

Xylem appoints two new commercial and segment leaders to executive team
RYE BROOK, NY, (March 5, 2020) - Global water technology company, Xylem (NYSE:XYL), today announced two senior appointments to its executive team. Hayati Yarkadas has been appointed Senior Vice President, and President, Water Infrastructure & Europe Commercial Team. Yarkadas was most recently President of Performance Materials at Trinseo, based in Switzerland. Matthew Pine has been appointed Senior Vice President, and President, Applied Water Systems & Americas Commercial Team, coming from United Technologies, where he was President of the Carrier Residential business. Both will take up their roles effective March 16, 2020, working closely with their predecessors through onboarding and hand-over.
“As the transformation of the water sector accelerates, world-class talent and executive leadership are essential elements of our growth platform,” said Patrick Decker, president and CEO of Xylem. “We’re delighted to welcome Hayati and Matthew to Xylem’s senior leadership team. Their exceptional track records in adjacent sectors will reinforce our global commercial and operational capabilities as they join the mission to solve the world’s water challenges. Hayati brings years of multi-billion-dollar international commercial leadership, alongside rich experience and insight in the European market. And Matthew joins us with deep channel management expertise, having delivered robust, market-centered, sustainable growth in challenging end-markets.”
Yarkadas succeeds David Flinton, who had served in the role on an interim basis. Flinton remains Senior Vice President and Chief Innovation, Technology and Product Management Officer. Pine succeeds Ken Napolitano, who recently notified the Company of his intention to retire after four decades of service. Napolitano will stay on through a hand-over period to ensure an orderly transition.
Reflecting on Napolitano’s retirement, Decker said, “Ken started as an intern and grew with the company for forty years, delivering inestimable value to Xylem, our customers and our

Exhibit 99.1

shareholders over that time. When Xylem emerged as an independent company, Ken was a foundational part of its leadership. He has been a valued team-mate as we have shaped the company to create increasing value from our mission to address the world’s water challenges. The Board and I, all Ken’s executive peers, and a generation of Xylem colleagues are deeply grateful for Ken’s principled leadership.”

About Xylem
Xylem (XYL) is a leading global water technology company committed to developing innovative technology solutions to the world’s water challenges. The Company’s products and services move, treat, analyze, monitor and return water to the environment in public utility, industrial, residential and commercial building services settings. Xylem also provides a leading portfolio of smart metering, network technologies and advanced infrastructure analytics solutions for water, electric and gas utilities. The Company’s more than 16,000 employees bring broad applications expertise with a strong focus on identifying comprehensive, sustainable solutions. Headquartered in Rye Brook, New York, with 2019 revenue of $5.25 billion, Xylem does business in more than 150 countries through a number of market-leading product brands. For more information, please visit us at www.xylem.com.

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